--------------------------
                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated  average  burden
                                                      hours per response......11
                                                      --------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2 )*


                           Spirit Finance Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    848568309
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               September 30, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                         (Continued on following pages)
                               Page 1 of 23 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 6,137,700 Shares, which is 9.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                  SOLE VOTING POWER
                          5
       NUMBER OF                  -0-
                      ------------==============================================
        SHARES                    SHARED VOTING POWER
     BENEFICIALLY         6
       OWNED BY                   3,036,400
                      ------------==============================================
         EACH                     SOLE DISPOSITIVE POWER
                          7
       REPORTING                  -0-
      PERSON WITH     ------------==============================================
                                  SHARED DISPOSITIVE POWER
                          8
                                  3,036,400
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            3,036,400
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            4.5%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                               Page 2 of 23 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 6,137,700 Shares, which is 9.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                  SOLE VOTING POWER
                          5
       NUMBER OF                  -0-
                      ------------==============================================
        SHARES                    SHARED VOTING POWER
     BENEFICIALLY         6
       OWNED BY                   2,445,300
                      ------------==============================================
         EACH                     SOLE DISPOSITIVE POWER
                          7
       REPORTING                  -0-
      PERSON WITH     ------------==============================================
                                  SHARED DISPOSITIVE POWER
                          8
                                  2,445,300
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,445,300
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            3.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                               Page 3 of 23 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 6,137,700 Shares, which is 9.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                  SOLE VOTING POWER
                          5
       NUMBER OF                  -0-
                      ------------==============================================
        SHARES                    SHARED VOTING POWER
     BENEFICIALLY         6
       OWNED BY                   249,100
                      ------------==============================================
         EACH                     SOLE DISPOSITIVE POWER
                          7
       REPORTING                  -0-
      PERSON WITH     ------------==============================================
                                  SHARED DISPOSITIVE POWER
                          8
                                  249,100
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            249,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                               Page 4 of 23 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 6,137,700 Shares, which is 9.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                  SOLE VOTING POWER
                          5
       NUMBER OF                  -0-
                      ------------==============================================
        SHARES                    SHARED VOTING POWER
     BENEFICIALLY         6
       OWNED BY                   290,100
                      ------------==============================================
         EACH                     SOLE DISPOSITIVE POWER
                          7
       REPORTING                  -0-
      PERSON WITH     ------------==============================================
                                  SHARED DISPOSITIVE POWER
                          8
                                  290,100
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            290,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                               Page 5 of 23 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 6,137,700 Shares, which is 9.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            New York
------------====================================================================
                                  SOLE VOTING POWER
                          5
       NUMBER OF                  -0-
                      ------------==============================================
        SHARES                    SHARED VOTING POWER
     BENEFICIALLY         6
       OWNED BY                   116,800
                      ------------==============================================
         EACH                     SOLE DISPOSITIVE POWER
                          7
       REPORTING                  -0-
      PERSON WITH     ------------==============================================
                                  SHARED DISPOSITIVE POWER
                          8
                                  116,800
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            116,800
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                               Page 6 of 23 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 6,137,700 Shares, which is 9.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                  SOLE VOTING POWER
                          5
       NUMBER OF                  -0-
                      ------------==============================================
        SHARES                    SHARED VOTING POWER
     BENEFICIALLY         6
       OWNED BY                   6,137,700
                      ------------==============================================
         EACH                     SOLE DISPOSITIVE POWER
                          7
       REPORTING                  -0-
      PERSON WITH     ------------==============================================
                                  SHARED DISPOSITIVE POWER
                          8
                                  6,137,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            6,137,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            9.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================


                               Page 7 of 23 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 6,137,700 Shares, which is 9.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                  SOLE VOTING POWER
                          5
       NUMBER OF                  -0-
                      ------------==============================================
        SHARES                    SHARED VOTING POWER
     BENEFICIALLY         6
       OWNED BY                   6,137,700
                      ------------==============================================
         EACH                     SOLE DISPOSITIVE POWER
                          7
       REPORTING                  -0-
      PERSON WITH     ------------==============================================
                                  SHARED DISPOSITIVE POWER
                          8
                                  6,137,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            6,137,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            9.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 8 of 23 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes [See Preliminary Note]
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 6,137,700 Shares, which is 9.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                  SOLE VOTING POWER
                          5
       NUMBER OF                  -0-
                      ------------==============================================
        SHARES                    SHARED VOTING POWER
     BENEFICIALLY         6
       OWNED BY                   -0-
                      ------------==============================================
         EACH                     SOLE DISPOSITIVE POWER
                          7
       REPORTING                  -0-
      PERSON WITH     ------------==============================================
                                  SHARED DISPOSITIVE POWER
                          8
                                  -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 9 of 23 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 6,137,700 Shares, which is 9.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                  SOLE VOTING POWER
                          5
       NUMBER OF                  -0-
                      ------------==============================================
        SHARES                    SHARED VOTING POWER
     BENEFICIALLY         6
       OWNED BY                   6,137,700
                      ------------==============================================
         EACH                     SOLE DISPOSITIVE POWER
                          7
       REPORTING                  -0-
      PERSON WITH     ------------==============================================
                                  SHARED DISPOSITIVE POWER
                          8
                                  6,137,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            6,137,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            9.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 10 of 23 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 6,137,700 Shares, which is 9.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                  SOLE VOTING POWER
                          5
       NUMBER OF                  -0-
                      ------------==============================================
        SHARES                    SHARED VOTING POWER
     BENEFICIALLY         6
       OWNED BY                   6,137,700
                      ------------==============================================
         EACH                     SOLE DISPOSITIVE POWER
                          7
       REPORTING                  -0-
      PERSON WITH     ------------==============================================
                                  SHARED DISPOSITIVE POWER
                          8
                                  6,137,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            6,137,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            9.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 11 of 23 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 6,137,700 Shares, which is 9.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                  SOLE VOTING POWER
                          5
       NUMBER OF                  -0-
                      ------------==============================================
        SHARES                    SHARED VOTING POWER
     BENEFICIALLY         6
       OWNED BY                   6,137,700
                      ------------==============================================
         EACH                     SOLE DISPOSITIVE POWER
                          7
       REPORTING                  -0-
      PERSON WITH     ------------==============================================
                                  SHARED DISPOSITIVE POWER
                          8
                                  6,137,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            6,137,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            9.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 12 of 23 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 6,137,700 Shares, which is 9.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                  SOLE VOTING POWER
                          5
       NUMBER OF                  -0-
                      ------------==============================================
        SHARES                    SHARED VOTING POWER
     BENEFICIALLY         6
       OWNED BY                   6,137,700
                      ------------==============================================
         EACH                     SOLE DISPOSITIVE POWER
                          7
       REPORTING                  -0-
      PERSON WITH     ------------==============================================
                                  SHARED DISPOSITIVE POWER
                          8
                                  6,137,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            6,137,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            9.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 13 of 23 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 6,137,700 Shares, which is 9.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                  SOLE VOTING POWER
                          5
       NUMBER OF                  -0-
                      ------------==============================================
        SHARES                    SHARED VOTING POWER
     BENEFICIALLY         6
       OWNED BY                   6,137,700
                      ------------==============================================
         EACH                     SOLE DISPOSITIVE POWER
                          7
       REPORTING                  -0-
      PERSON WITH     ------------==============================================
                                  SHARED DISPOSITIVE POWER
                          8
                                  6,137,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            6,137,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            9.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 14 of 23 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 6,137,700 Shares, which is 9.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                  SOLE VOTING POWER
                          5
       NUMBER OF                  -0-
                      ------------==============================================
        SHARES                    SHARED VOTING POWER
     BENEFICIALLY         6
       OWNED BY                   6,137,700
                      ------------==============================================
         EACH                     SOLE DISPOSITIVE POWER
                          7
       REPORTING                  -0-
      PERSON WITH     ------------==============================================
                                  SHARED DISPOSITIVE POWER
                          8
                                  6,137,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            6,137,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            9.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 15 of 23 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 6,137,700 Shares, which is 9.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                  SOLE VOTING POWER
                          5
       NUMBER OF                  -0-
                      ------------==============================================
        SHARES                    SHARED VOTING POWER
     BENEFICIALLY         6
       OWNED BY                   6,137,700
                      ------------==============================================
         EACH                     SOLE DISPOSITIVE POWER
                          7
       REPORTING                  -0-
      PERSON WITH     ------------==============================================
                                  SHARED DISPOSITIVE POWER
                          8
                                  6,137,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            6,137,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            9.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 16 of 23 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 6,137,700 Shares, which is 9.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                  SOLE VOTING POWER
                          5
       NUMBER OF                  -0-
                      ------------==============================================
        SHARES                    SHARED VOTING POWER
     BENEFICIALLY         6
       OWNED BY                   6,137,700
                      ------------==============================================
         EACH                     SOLE DISPOSITIVE POWER
                          7
       REPORTING                  -0-
      PERSON WITH     ------------==============================================
                                  SHARED DISPOSITIVE POWER
                          8
                                  6,137,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            6,137,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            9.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 17 of 23 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 6,137,700 Shares, which is 9.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                  SOLE VOTING POWER
                          5
       NUMBER OF                  -0-
                      ------------==============================================
        SHARES                    SHARED VOTING POWER
     BENEFICIALLY         6
       OWNED BY                   6,137,700
                      ------------==============================================
         EACH                     SOLE DISPOSITIVE POWER
                          7
       REPORTING                  -0-
      PERSON WITH     ------------==============================================
                                  SHARED DISPOSITIVE POWER
                          8
                                  6,137,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            6,137,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            9.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 18 of 23 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 6,137,700 Shares, which is 9.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                  SOLE VOTING POWER
                          5
       NUMBER OF                  -0-
                      ------------==============================================
        SHARES                    SHARED VOTING POWER
     BENEFICIALLY         6
       OWNED BY                   6,137,700
                      ------------==============================================
         EACH                     SOLE DISPOSITIVE POWER
                          7
       REPORTING                  -0-
      PERSON WITH     ------------==============================================
                                  SHARED DISPOSITIVE POWER
                          8
                                  6,137,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            6,137,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            9.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 19 of 23 Pages

         This Amendment No. 2 to Schedule 13G amends the Schedule 13G initially filed on December 29, 2004 (collectively, with all amendments thereto, the "Schedule 13G").

         Preliminary Note: Joseph F. Downes resigned as a managing member of the Management Company and the General Partner effective September 30, 2005. This amendment to the Schedule 13G reports that Mr. Downes is no longer the deemed beneficial owner of any of the Shares reported herein.

Item 1.  Issuer
         ------

         (a) Name of Issuer:
             --------------

             Spirit Finance Corporation (the "Company")

         (b) Address of Issuer's Principal Executive Offices:
             -----------------------------------------------

             14631 N. Scottsdale Road, Suite 200, Scottsdale, Arizona 85254

Item 2.  Identity And Background
         -----------------------

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
         -----------------------------------------------------------------

         This statement relates to shares of Common Stock, par value $0.01 per share (the "Shares"), of the Company. The CUSIP number of the Shares is 848568309.

         Name Of  Persons  Filing,  Address  Of  Principal  Business  Office And
         -----------------------------------------------------------------------
         Citizenship (Item 2(a), (b) and (c))
         ------------------------------------

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Farallon Funds
         ------------------

                  (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares held by it;

                  (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares held by it;

                  (iii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares held by it;



                              Page 20 of 23 Pages

                  (iv)     Farallon Capital Institutional  Partners III, L.P., a
                           Delaware  limited   partnership  ("FCIP  III"),  with
                           respect to the Shares held by it; and

                  (v)      Tinicum   Partners,   L.P.,   a  New   York   limited
                           partnership ("Tinicum"), with respect to the Shares held by it.

         FCP, FCIP, FCIP II, FCIP III and Tinicum are together referred to herein as the "Farallon Funds."

         The Farallon General Partner
         ----------------------------

                  (vi) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Farallon Funds (the "Farallon General Partner"), with respect to the Shares held by each of the Farallon Funds.

         The Farallon Managing Members
         -----------------------------

                  (vii) The following persons who are (or, solely with respect to Joseph F. Downes, were) managing members of the Farallon General Partner, with respect to the Shares held by the Farallon Funds: Chun R. Ding ("Ding"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Charles E. Ellwein ("Ellwein"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Rajiv A. Patel ("Patel"), Derek
                           C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Ding, Downes, Duhamel, Ellwein, Fried, Landry, Mellin, Millham, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Farallon Individual Reporting Persons."

         The citizenship of each of the Farallon Funds and the Farallon General Partner is set forth above. Each of the Farallon Individual Reporting Persons is a citizen of the United States. The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111.

Item 3. If  This  Statement  Is  Filed  Pursuant  To  Sections  240.13d-1(b)  or
        ------------------------------------------------------------------------
240.13d-2(b)  or (c), Check Whether The Person Filing Is An Entity  Specified In
--------------------------------------------------------------------------------
(a) - (j):
--------

                  Not Applicable.

         If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This
         -----------------------------------------------------------------------
         Box. [X]
         ----

Item 4.  Ownership
         ---------

         The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.




                              Page 21 of 23 Pages

         The Shares reported hereby for the Farallon Funds are owned directly by the Farallon Funds. The Farallon General Partner, as general partner to the Farallon Funds, may be deemed to be the beneficial owner of all such Shares owned by the Farallon Funds. The Farallon Individual Reporting Persons other than Downes, as managing members of the Farallon General Partner, may each be deemed to be the beneficial owner of all such Shares owned by the Farallon
Funds. Each of the Farallon General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

         As of September 30, 2005, Downes may no longer be deemed to be the beneficial owner of any Shares.

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

                  Not Applicable.

Item 7.  Identification  And Classification Of The Subsidiary Which Acquired
         -------------------------------------------------------------------
         The Security Being Reported On By The Parent Holding Company
         ------------------------------------------------------------

                  Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

                  The Reporting Persons are filing this Schedule 13G pursuant to
         Section 240.13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

                  Not Applicable.

Item 10. Certification
         -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                              Page 22 of 23 Pages

                                   SIGNATURES
                                   ----------


         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  October 3, 2005


              /s/ Monica R. Landry
              ----------------------------------------
              FARALLON PARTNERS, L.L.C.,
              On its own behalf and
              as the General Partner of
              FARALLON CAPITAL PARTNERS, L.P.,
              FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
              FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
              FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
              and TINICUM PARTNERS, L.P.
              By Monica R. Landry,
              Managing Member


              /s/ Monica R. Landry
              ----------------------------------------
              Monica R. Landry, individually and as attorney-in-fact for each of Chun R. Ding, Joseph F. Downes,
              William F. Duhamel, Charles E. Ellwein, Richard B. Fried, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

         The Powers of Attorney, each executed by Downes, Duhamel, Fried, Mellin, Millham, Steyer and Wehrly authorizing Landry to sign and file this
Schedule 13G on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by each of Ding and Schrier authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix
Pharmaceuticals, Ltd., is hereby incorporated by reference. The Powers of Attorney executed by each of Ellwein and Patel authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference.



                              Page 23 of 23 Pages